As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MediaAlpha, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-1854133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
700 South Flower Street, Suite 640
Los Angeles, California 90017
(213) 316-6256
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
MediaAlpha, Inc. 2020 Omnibus Incentive Plan
(Full title of the plan)
Jeffrey B. Coyne, Esq.
General Counsel and Secretary
MediaAlpha, Inc.
700 South Flower Street, Suite 640
Los Angeles, California 90017
Telephone: (213) 316-6256
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
C. Daniel Haaren, Esq.
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Telephone: (212) 474-1322
Telecopy: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE
This registration statement is filed by the Company for the purpose of registering 10,000,000 shares of Class A common stock available for issuance under the Omnibus Incentive Plan.
Certain information relating to future issuances under the Omnibus Incentive Plan is omitted from Part I, as further described below in the next paragraph and under the heading “Item 1. Plan Information”.
Part II contains information required to be set forth in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the Omnibus Incentive Plan information specified by Part I of Form S-8 is not required to be filed with the Commission.
The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement, other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
The documents containing the information in Part I relating to the Omnibus Incentive Plan will be sent or given to participants in the Omnibus Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Section 10(a) Prospectus”) in respect of future issuances under the Omnibus Incentive Plan.
Item 2. Registrant Information and Employee Plan Annual Information
Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Omnibus Incentive Plan, will be made available without charge by contacting the General Counsel, MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
a)    the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 22, 2024;
(b)    the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, from the Company’s definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed on April 3, 2024;
(c)    the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed on May 2, 2024, and June 30, 2024, filed on August 1, 2024;
(d)    the Company’s Current Reports on Form 8-K filed on March 12, 2024; March 20, 2024; May 1, 2024; May 10, 2024; and May 20, 2024 (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and
(e)    the description of the Company’s securities contained in the Company’s registration statement on Form 8-A, filed on October 28, 2020, and any amendments or reports filed for the purpose of updating such description.
All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
This Registration Statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL,(d) for any transaction from which the director or officer derived an improper personal benefit; or (e) an officer in any action by or in the right of the corporation. The Company’s certificate of incorporation provides for such limitation of liability.
The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
In addition, from time to time, the Company has entered into underwriting agreements with respect to offerings of its securities, which may provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.
The Company entered into customary indemnification agreements with its directors and certain officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred or suffered as a result of any proceeding against them as to which they could be indemnified.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
3.1    Amended and Restated Certificate of Incorporation of MediaAlpha, Inc. (incorporated by reference to Exhibit 3.1 on Form 8-K (File No. 001-39671) filed on November 2, 2020).
3.2    Certificate of Amendment of Amended and Restated Certificate of Incorporation of MediaAlpha, Inc. (incorporated by reference to Exhibit 3.1 on Form 8-K (File No. 001-39671) filed on May 20, 2024).
3.3    Amended and Restated By-Laws of MediaAlpha, Inc. (incorporated by reference to Exhibit 3.1 on Form 8-K (File No. 001-39671) filed on December 2, 2022).
4.1    MediaAlpha, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 on Form 8-K (File No. 001-39671) filed on November 2, 2020).
5.1*    Opinion of Cravath, Swaine & Moore LLP, regarding validity of the shares of Class A common stock registered.
23.1*    Consent of PricewaterhouseCoopers LLP.
23.2*    Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1*    Power of Attorney (included on the signature page to this Registration Statement).
107*    Filing Fee Table

*    Filed herewith.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on August 1, 2024.
MEDIAALPHA, INC.

By:    /s/ Jeffrey B. Coyne
    Jeffrey B. Coyne
    General Counsel & Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Jeffrey B. Coyne and Patrick R. Thompson, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on August 1, 2024.

Signature	Title	Date
/s/ Steven Yi Steven Yi	Chief Executive Officer, President and Director (Principal Executive Officer)	August 1, 2024
/s/ Eugene Nonko Eugene Nonko	Chief Technology Officer and Director	August 1, 2024
/s/ Patrick R. Thompson Patrick R. Thompson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 1, 2024
/s/ Venmal (Raji) Arasu Venmal (Raji) Arasu	Director	August 1, 2024
/s/ Anthony Broglio Anthony Broglio	Director	August 1, 2024
/s/ Christopher Delehanty Christopher Delehanty	Director	August 1, 2024
/s/ Jennifer Moyer Jennifer Moyer	Director	August 1, 2024
/s/ Lara Sweet Lara Sweet	Director	August 1, 2024
____________________ Kathy Vrabeck	Director	August __, 2024